Exhibit 10.1
Description of performance goals for certain executive officers under the National Fuel Gas Company 2007 Annual At Risk Compensation Incentive Plan
On December 21, 2007, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) set specific performance goals for fiscal year 2008 under the Company’s 2007 Annual At Risk Compensation Incentive Plan (“AARCIP”) for Philip C. Ackerman, David F. Smith, Ronald J. Tanski and Matthew D. Cabell. Mr. Ackerman is Chairman and Chief Executive Officer of the Company. Mr. Smith is President and Chief Operating Officer of the Company and President of National Fuel Gas Supply Corporation (“Supply Corporation”) and Empire State Pipeline (“Empire”), the Company’s pipeline and storage subsidiaries. Mr. Tanski is Treasurer and Principal Financial Officer of the Company and President of National Fuel Gas Distribution Corporation (“Distribution Corporation”), the Company’s utility subsidiary. Mr. Cabell is President of Seneca Resources Corporation (“Seneca Resources”), the Company’s exploration and production subsidiary.
These four officers will earn cash compensation in fiscal 2008 under the AARCIP depending upon their performance relative to their goals. Compensation amounts pursuant to these arrangements can range from zero to 200% of salary for Mr. Ackerman and Mr. Smith, from zero to 150% of salary for Mr. Tanski and from zero to 130% of salary for Mr. Cabell. Target compensation is 100% of salary for Mr. Ackerman and Mr. Smith, 75% of salary for Mr. Tanski and 65% of salary for Mr. Cabell. The Compensation Committee of the Board of Directors may approve other compensation or awards at its discretion.
The goal for Mr. Ackerman relates to Company earnings per share (weighted as 100% of the formula).
The goals for Mr. Smith relate to Company earnings per share (weighted as 60% of the formula), long-term strategy (weighted as 10% of the formula), oil and natural gas reserve replacement (weighted as 10% of the formula), oil and natural gas production volume (weighted as 10% of the formula), safety (weighted as 5% of the formula), and the number of investor relations one-on-one meetings held with analysts and money managers (weighted as 5% of the formula).
The goals for Mr. Tanski relate to Company earnings per share (weighted as 50% of the formula), earnings per share of Supply Corporation, Empire and Distribution Corporation (weighted as 10% of the formula), long-term strategy (weighted as 10% of the formula), safety (weighted as 10% of the formula), rate case standards (weighted as 10% of the formula), the number of investor relations road shows conducted by the Company (weighted as 5% of the formula), and the number of investor relations one-on-one meetings held with analysts and money managers (weighted as 5% of the formula).
The goals for Mr. Cabell relate to oil and natural gas production volume (weighted as 20% of the formula), oil and natural gas reserve replacement for Seneca Resources generally (weighted as 15% of the formula), oil and natural gas reserve replacement for Seneca Resources in Appalachia (weighted as 15% of the formula), finding and development costs (weighted as 20% of the formula), lease operating expenses and general and administrative expenses (weighted as 15% of the formula), and Seneca Resources’ return on average capital (weighted as 15% of the formula).